Exhibit 99.1

Contacts
Media Relations:	Amy Rose +1 (212) 733-7410 Amy.Rose@Pfizer.com
Investor Relations	Chuck Triano +1 (212) 733-3901 Charles.E.Triano@Pfizer.com

April 2, 2020
SUSAN DESMOND-HELLMANN ELECTED TO PFIZER’S BOARD OF DIRECTORS
NEW YORK, April 2, 2020— Pfizer Inc. (NYSE: PFE) today announced the election of Dr. Susan Desmond-Hellmann to its Board of Directors, effective immediately. Dr. Desmond-Hellmann, age 62, was also appointed to the Governance & Sustainability Committee and the Science and Technology Committee of Pfizer’s Board.
Dr. Desmond-Hellmann served as Chief Executive Officer of the Bill & Melinda Gates Foundation from 2014 until 2020, where she oversaw the creation of the Gates Medical Research Institute—the world’s first nonprofit biotech organization—as well as the launch of the Economic Mobility and Opportunity investment strategy in the U.S. She remains a Senior Advisor and Board member of the Gates Medical Research Institute. Prior to joining the Bill & Melinda Gates Foundation, she was the first female and ninth overall Chancellor of the University of California, San Francisco (UCSF) from 2009 until 2014, where she still serves as an adjunct professor. From 1995 through 2009, Dr. Desmond-Hellmann was employed at Genentech where she served as President of Product Development, from 2005-2009 overseeing pre-clinical and clinical development, business development and product portfolio management. Prior to joining Genentech, Dr. Desmond-Hellmann was Associate Director, Clinical Cancer Research at Bristol-Myers Squibb Pharmaceutical Research Institute.

She served as a Director of Facebook Inc. from 2013 to 2019 and Procter & Gamble from 2010 to 2017.
Dr. Desmond-Hellmann received a B.S. in Pre-Med and an M.D. from the University of Nevada and a M.P.H. from the University of California, Berkeley.
“We are pleased to welcome Dr. Desmond-Hellmann to Pfizer’s Board of Directors,” said Albert Bourla, Pfizer’s Chairman and Chief Executive Officer. “She has made extraordinary contributions throughout her career in medicine, academia, research and global health. With Dr. Desmond-Hellmann's election, we have further bolstered Pfizer’s already strong, diverse Board with additional clinical expertise, scientific insights and respected business leadership.”

About Pfizer: Breakthroughs That Change Patients’ Lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

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